Exhibit 99.1

TG Therapeutics, Inc. Announces Third Quarter 2014 Financial Results and Business Update

Investor Conference Call to be held November 11, 2014 at 8:30am ET

New York, NY, (November 10, 2014) – TG Therapeutics, Inc. (Nasdaq:TGTX), an innovative clinical-stage biopharmaceutical company focused on the acquisition, development, and commercialization of novel treatments for cancer and autoimmune diseases, today announced its results for the third quarter ended September 30, 2014 and recent company developments.

Financial Results for the Third Quarter 2014

At September 30, 2014 the Company had cash, cash equivalents, investment securities, and interest receivable of $67.3 million, which includes approximately $22.8 million of net proceeds from the utilization of the Company’s at-the-market (“ATM”) sales facility during the third quarter, as compared to $45.4 million at December 31, 2013.

Pro-forma cash, cash equivalents, investment securities, and interest receivable as of September 30, 2014 are approximately $93.4 million, including $26.1 million of net proceeds from the utilization of the ATM facility subsequent to the third quarter. With the proceeds raised during and subsequent to the end of the quarter, the Company fully utilized the available capacity under the ATM program, and accordingly, no further sales can or will be made under the existing facility.

Our consolidated net loss for the third quarter ended September 30, 2014, excluding non-cash items and a one-time upfront cash milestone payment, was approximately $5.2 million. The consolidated net loss for the third quarter ended September 30, 2014, inclusive of the items above, was $17.5 million, or $0.51 per diluted share, compared to a consolidated net loss of $4.6 million during the comparable quarter in 2013, representing an increase in consolidated net loss of $12.9 million. The increase in consolidated net loss during the third quarter ended September 30, 2014 was primarily the result of $8.1 million of expense ($4.1 million of which was non-cash stock expense) recorded in conjunction with the Company’s licensing agreement for TGR-1202, and a $3.1 million increase in non-cash compensation expense related to equity incentive grants. Exclusive of the items mentioned above, other research and development expenses for TG-1101 and TGR-1202 increased $0.6 million and $0.5 million, respectively, over the comparable period in 2013.

Our consolidated net loss for the nine months ended September 30, 2014, excluding non-cash items and a one-time upfront cash milestone payment, was approximately $11.5 million. The consolidated net loss for the nine months ended September 30, 2014, inclusive of the items above, was $37.0 million, or $1.14 per diluted share, compared to a consolidated net loss of $14.8 million during the comparable period in 2013, representing an increase in consolidated net loss of $22.2 million. The increase in consolidated net loss during the nine months ended September 30, 2014 was primarily the result of $8.1 million of expense ($4.1 million of which was non-cash stock expense) recorded in conjunction with the Company’s licensing agreement for TGR-1202, $1.2 million in non-cash stock expense recorded in conjunction with the licensing arrangement for the IRAK-4 inhibitors program, and an $11.8 million increase in non-cash compensation expense related to equity incentive grants. Exclusive of the items mentioned above, other research and development expenses related to TGR-1202 increased $2.1 million, and other research and development expenses related to TG-1101 decreased $1.9 million (principally related to the timing of manufacturing costs) over the comparable period in 2013.

Recent Developments & Upcoming Milestones

•	In September 2014, we announced a Special Protocol Assessment (SPA) agreement with the FDA for our first Phase 3 clinical trial of TG-1101 (ublituximab) in combination with Imbruvica(R) (ibrutinib) for patients with previously treated high risk chronic lymphocytic leukemia, with overall response rate (ORR) being the primary endpoint to support accelerated approval.

•	In September 2014, we announced the early exercise of our license option for TGR-1202, providing us with exclusive global development and commercialization rights, excluding India.

•	The Company looks forward to the following upcoming milestones:

o	Commencement before year-end of our first Phase 3 registration program for TG-1101;

o	Presentation of updated clinical data on TG-1101 in combination with ibrutinib, TG-1101 in combination with TGR-1202, and TGR-1202 as a single agent at the upcoming 56th American Society of Hematology (ASH) Meeting, being held December 6 – 9, 2014 in San Francisco, CA.

Michael S. Weiss, the Company's Executive Chairman and Interim Chief Executive Officer, stated, "In the third quarter we achieved another major milestone for the Company with the establishment of a Special Protocol Assessment for our first pivotal trial for TG-1101. We believe by defining a clear regulatory pathway for TG-1101, we have changed the profile of the Company, making our value proposition to patients and investors very clear. We look forward to providing further details on additional registration programs in the coming months, as well as providing updated data on each of our compounds at the ASH meeting next month.” Mr. Weiss continued, “From a financial perspective, we are very pleased to have strengthened our balance sheet, providing us with the financial flexibility to support our ambitious and important development efforts. Our current product candidates could have broad applicability across B-cell malignancies and autoimmune disease, and we have plans to explore as many potential applications as possible.”

The Company will host an investor conference call tomorrow, November 11, 2014, at 8:30am ET, to discuss the Company’s third quarter 2014 financial results and provide a business outlook for the remainder of 2014.

In order to participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics Third Quarter 2014 Earnings Call. The audio recording of the conference call will be available for replay at www.tgtherapeutics.com, for a period of 30 days after the call.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is an innovative, clinical-stage biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for cancer and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies. The Company also has a pre-clinical program to develop IRAK4 inhibitors. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials, the timing of commencing, completing or reporting such trials, the business prospects for TG-1101 and TGR-1202, the potential benefits of combining TG-1101 and TGR-1202 and the potential benefits that might be achieved with the micronized formulation and fed-state dosing may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101 and TGR-1202; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101 and TGR-1202 will not be reproduced in additional patients or in future studies; the risk that the enhanced absorption seen in the healthy human volunteer bioequivalence studies will not be seen in whole or in part when the modified formulation and fed-state dosing are studied in patients with B-cell malignancies; the risk that TGR-1202 will not produce satisfactory safety and efficacy results to warrant further development following the completion of the current phase 1 study; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials; the risk that trials will take longer to enroll than expected; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

TGTX - G

CONTACT:

Jenna Bosco

Director- Investor Relations

TG Therapeutics, Inc.

Telephone: 212.554.4351

Email: ir@tgtxinc.com

TG Therapeutics, Inc.

Selected Consolidated Financial Data

Statements of Operations Information (Unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
License revenue	$38,096	$38,096	$114,286	$114,286
Costs and expenses:
Research and development:
Noncash stock expense associated with in-licensing agreements	4,138,844	—	5,350,094	—
Noncash compensation	1,200,575	171,442	6,402,296	892,313
Other research and development	8,352,154	3,138,119	13,197,183	9,014,776
Total research and development	13,691,573	3,309,561	24,949,573	9,907,089

General and administrative:
Noncash compensation	2,895,997	825,313	9,664,560	3,363,687
Other general and administrative	889,872	550,639	2,500,121	1,833,733
Total general and administrative	3,785,869	1,375,952	12,164,681	5,197,420
Total costs and expenses	17,477,442	4,685,513	37,114,254	15,104,509
Operating loss	(17,439,346)	(4,647,417)	(36,999,968)	(14,990,223)

Other (income) expense:
Interest income	(12,107)	(12,375)	(38,308)	(15,054)
Other income	—	—	(95,427)	—
Interest expense	234,787	240,530	695,914	712,016
Change in fair value of notes payable	(210,857)	(319,377)	(577,299)	(872,827)
Total other (income) expense	11,823	(91,222)	(15,120)	(175,865)
Consolidated net loss	$(17,451,169)	$(4,556,195)	$(36,984,848)	$(14,814,358)
Basic and diluted net loss per common share	$(0.51)	$(0.16)	$(1.14)	$(0.62)
Weighted average shares used in computing basic and diluted net loss per common share	34,188,108	27,684,802	32,436,420	24,057,200

Condensed Balance Sheet Information:

	September 30, 2014 (unaudited)	December 31, 2013*
Cash, cash equivalents, investment securities and interest receivable	$67,289,264	$45,431,532
Total assets	77,544,253	48,112,390
Accumulated deficit	(76,388,851)	(39,404,003)
Total equity	67,080,192	40,054,492

*	Condensed from audited financial statements.